Exhibit 10.3

FORM OF
DaimlerChrysler	LEASE AGREEMENT
Truck Financial	(Open-End)
LESSOR:	LESSEE:

This Lease Agreement (hereinafter "Lease") is entered into on the _____day of ____________by and between the Lessor named above (hereinafter "Lessor") and the Lessee named above (hereinafter "Lessee").

ASSIGNEE: Daimler Trust, and its successors, transferees and assigns.
TAX STATEMENT
Lessee hereby represents and certifies, under penalty of perjury, that, with respect to all Schedules now or hereafter executed in connection with the Lease:
(i) Lessee intends that more than 50 percent of the use of the Equipment is to be in its trade or business; and
(ii) Lessee has been advised that LESSEE WILL NOT BE TREATED AS THE OWNER OF THE EQUIPMENT FOR FEDERAL INCOME TAX PURPOSES.
Lessee agrees to indemnify Lessor pursuant to the Lease for any claims, losses, costs, damages, and expenses, of whatsoever kind and nature, including legal fees, resulting from Lessee's breach of the above representation and certification.

NOTICE TO LESSEE:	WARNING:
(1) DO NOT SIGN THIS LEASE BEFORE READING IT OR IF IT CONTAINS ANY BLANK SPACES TO BE FILLED IN; (2) LESSEE IS ENTITLED TO A COMPLETELY FILLED-IN COPY OF THIS LEASE.	Important consumer protections may not apply if this agreement indicated that Lessee is leasing the vehicle primarily for agriculture, business or commercial use.
LESSEE ACKNOWLEDGMENT	LESSOR ACKNOWLEDGMENT
BY SIGNING BELOW, LESSEE ACKNOWLEDGES THAT LESSOR'S SIGNATURE ON THIS LEASE WILL HAVE THE EFFECT OF ASSIGNING ALL RIGHT, TITLE AND INTEREST OF LESSOR IN AND TO THIS LEASE AND THE EQUIPMENT TO ASSIGNEE, Lessee agrees that Lessee received a completely filled-in copy of this Lease and agrees to all the provisions of the Lease, including the terms and conditions on this and the following page.

BY SIGNING BELOW, LESSOR ACCEPTS THE TERMS AND CONDITIONS OF THIS LEASE AND ASSIGNS ALL RIGHT, TITLE AND INTEREST TO AND IN THIS LEASE AND THE EQUIPMENT TO ASSIGNEE, PURSUANT TO THE TERMS OF THE EQUIPMENT PURCHASE AND LEASE ASSIGNMENT AGREEMENT BY AND BETWEEN LESSOR AND ASSIGNEE.

Lessee:	Lessor:

Siqnature X:	By:X:
Title:	Title:
GUARANTY
The undersigned guarantor(s) ("we") hereby, jointly, severally and unconditionally guarantee payment of all of Lessee's obligations under this Lease, and all extensions and substitutions thereof, and agree to the Lease's terms and conditions. We waive any rights that we may have to require the Lessor or Assignee to first exhaust its remedies against the Lessee(s), the Equipment, or any other guarantor, before collecting under this Guaranty,

Guarantor Name:	Guarantor Name:

Guarantor Signature X:	Guarantor Signature X:

TERMS & CONDITIONS

1.   EQUIPMENT LEASED. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the equipment described in each Schedule A now or hereafter executed pursuant to this Lease (hereinafter "Schedule" or "Schedules"), together with any attachments or accessories now or hereafter incorporated in or attached to said equipment (hereinafter "Equipment"). Additional Equipment may be leased hereunder by the execution of additional Schedules by Lessor and Lessee and each such Schedule shall constitute a separate Lease of the Equipment described therein. Except as specifically modified in any Schedule, all of the terms and conditions of this Lease shall govern the rights and obligations of Lessee and Lessor with respect to the Equipment described in the Schedules. Whenever reference is made herein to "this Lease" or "the Lease" it shall be deemed to include all Schedules now or hereafter executed under this Lease.
2.   TERM. This Lease shall commence on the delivery dale stated on the applicable Schedule(s) and shall continue until all rental payments as hereinafter described, and all of Lessee's other obligations hereunder, have been satisfied in full by Lessee.
3.   RENTAL; LATE CHARGE; ADDITIONAL CHARGES. Lessee agrees to pay Lessor monthly payments in an amount and for the term indicated in the Schedule(s) without reduction or set off for any reason, except as otherwise provided in this Lease. The first payment shall be due on the date stated in the Schedule(s). If Lessee fails to pay in full any rental payment, or any other sum required to be paid hereunder by Lessee, within ten (10) days of its due date, Lessor may, without declaring Lessee to be in default, charge Lessee an amount equal to five percent (5%) of such past due amounts or the maximum allowed by applicable state law. In addition, Lessor may collect from Lessee a charge of $25, or such lesser amount as may be limited by law, for each check, draft or similar instrument presented to Lessor that is returned or dishonored for any reason.
4.   FEES AND TAXES. Lessee agrees to pay when due all fees, sales and use taxes, duties, assessments, highway use taxes, or other taxes and charges, however designated, now or hereafter levied or based upon the purchase, rental, ownership, use, possession, leasing, operation, control, maintenance or sale of the Equipment, whether or not paid or payable by Lessor (excluding Lessor's net income, franchise and business and occupation taxes), and shall supply Lessor with proof of payment upon written demand therefor by Lessor.
5.   USE, INSPECTION AND ALTERATIONS. Lessee at its sole expense shall have the Equipment serviced in accordance with the manufacturer's approved maintenance schedules, ensure that maintenance records are available for review by Lessor at reasonable times and places and maintain the Equipment in good repair, appearance, functional order, and good lawful operating condition. Lessee shall not (a) sell, lease, transfer or assign the Equipment or Lessee's interest in this Lease or any Schedule without Lessor's prior written consent; (b) use or permit the use of the Equipment in any unintended, injurious or unlawful manner; (c) use or permit the use of the Equipment primarily for personal, family, household or agricultural purposes; (d) subject the Equipment to unusual, extreme or severe operating condition; (e) remove the Equipment from the state in which Lessee resides or has its principal offices, other than in the ordinary course of business, for a period in excess of sixty (60) consecutive days, without first obtaining Lessor's prior written consent; or (f) change or alter the Equipment without Lessor's prior written consent, except that Lessee shall make such alterations and improvements, at Lessee's expense, as may be required from time to time to meet the requirements of law or of any federal, state or local governmental authority having jurisdiction over the Equipment. To ensure compliance with the foregoing, Lessor shall have the right, at any lime, to enter Lessee's premises or elsewhere to inspect the Equipment or to observe its use. All improvements and alterations, other than improvements which can be readily removed without causing damage to the Equipment and without rendering the Equipment unable to comply with law, shall become part of the Equipment and shall be the property of Lessor.

6.   INSURANCE. Lessee agrees to keep the Equipment continuously insured by an insurance company and with deductibles as specified by Lessor from time to time. At a minimum, Lessee must provide Lessor with proof of: (i) collision and comprehensive insurance coverage in an amount equal to the value of the Equipment and (ii) liability insurance for bodily injury or death and property damage in an amount as specified by Lessor. Lessee agrees to provide Lessor with written proof of a paid policy and subsequent renewals, showing Lessor as loss payee and additional insured, which will require at least thirty (30) days prior written notice to Lessor before such insurance may lapse, be reduced, canceled or terminated. Lessee assigns to Lessor all proceeds from insurance policies covering the Equipment, including, but not limited to, refunds of unearned premiums of any credit life, credit disability, property or other insurance financed by Lessor, and directs said insurance companies to pay such amounts directly to Lessor, Lessor may apply any Insurance proceeds and returned premiums received to Lessee's unpaid obligations under this Lease. Should Lessee fail to purchase and maintain adequate insurance on the Equipment, as determined by Lessor, then Lessor may purchase such insurance as Lessor deems necessary to protect its interest. Lessee agrees to reimburse Lessor for the cost of such insurance within ten (10) days of demand, and if Lessee fails to do so, then Lessor may charge a late fee in accordance with this Lease. All insurance policies financed under this Lease, unless a shorter period is specified in the policy, end upon the original due date of the last payment due under the applicable Schedule. If Lessee is due any insurance refund, Lessee must seek same from the insurance company. Lessor does not require Lessee to have credit life insurance. Lessee authorizes Lessor to release to third parlies any information necessary to facilitate insurance and tax monitoring and insurance placement. Lessee and its agents and employees will cooperate with Lessor and any insurer in the reporting, investigation, prosecution or defense of any accident, claim or suit related to the Equipment and will promptly deliver to Lessor copies of all papers or notices served upon or delivered to Lessee, its agents or employees and will otherwise comply with the notification requirements of any insurance carrier.
7.   LOSS AND DAMAGE. Lessee hereby assumes all risk of loss, including theft or destruction, and the risk of damage to the Equipment, from any and every cause whatsoever, whether or not such loss is covered by insurance. Loss or damage to the Equipment, or any part thereof, shall not relieve Lessee of any obligation under this Lease. If the Equipment is damaged or destroyed in an accident or other occurrence or confiscated by any governmental authority or subjected to any lax lien or is stolen, abandoned or subjected to undue peril, Lessee will notify Lessor within ten (10) days of such occurrence or condition. If any item of Equipment is damaged and in a condition which Lessor believes may be reasonably repaired, Lessee shall repair the same to good working order. If the Equipment is damaged and in a condition which Lessor believes is beyond reasonable repair, or with respect to any other occurrence or condition set forth above, Lessor may terminate this Lease with respect to that Equipment immediately. If the Lease is terminated, Lessee's termination liability shall be the sum of the following: (1) any Lease payments or other amounts due and owing as of the date of termination; plus (2) the balance of the Lease payments Lessee would have made had the lease gone to full term (less a deduction for the time value of such payments computed in accordance with The simple interest method); plus (3) the Residual Value as set forth in the Schedule(s) (less a deduction for the time value of such payments computed in accordance wilt the simple interest method); plus (4) an amount equal to one monthly Lease payment; plus (5) any and all commissions, fees or other amounts paid by Lessor as consideration for assignment of this Lease; less the proceeds Lessor receives from the insurance provided by Lessee, if any. Lessee expressly understands and agrees that in the event of a total loss, Lessee's insurance policy may not be sufficient to completely satisfy Lessee's termination liability set forth above, and Lessee agrees that in such event Lessee shall be liable for, and shall pay Lessor upon demand therefor, the amount of any such deficiency.

DaimlerChrysler	LEASE AGREEMENT
Truck Financial	TERMS & CONDITIONS (Continued)
8.   SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE.
Lessee represents, warrants and covenants to Lessor that: (a) the Equipment will not be used outside of the United States during more than 50 percent of any calendar year or partial calendar year (during the term of this Lease; (b) Lessee is not and will not become an organization exempt from the tax imposed by Chapter 1 of the Internal Revenue Code of 1986 nor will Lessee allow any such entity to use the Equipment; and (c) Lessee is not the United States, any State (including the District of Columbia) or political subdivision thereof, or any agency or instrumentality of the United States, any State or political subdivision thereof or any international organization, nor will Lessee allow any such entity to use the Equipment. Lessee acknowledges that if any representation, warranty or covenant herein is false or if it takes any action or omits to take any action which causes any such representation, warranty or covenant to be false or to be breached, Lessor, or the affiliate group of which it is a member, may suffer adverse tax consequences. Accordingly, Lessee agrees that if it breaches any such representation, warranty or covenant or if the same shall be or become false, this Lease shall be deemed to be in default and Lessee shall be liable to Lessor in the manner and for the amounts set forth in this Lease.
9 .  DISCLAIMER OF WARRANTIES. LESSOR IS NOT THE PRODUCER, MANUFACTURER OR DESIGNER OF THE EQUIPMENT, AND LESSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS LEASE OR THE EQUIPMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INTENDED USE. LESSOR SPECIFICALLY DISCLAIMS ANY AND ALL LIABILITY FOR CONSEQUENTIAL DAMAGES.
Lessor agrees, however, to assign to Lessee all of the manufacturer's standard warranties applicable to the Equipment, together with any rights and remedies afforded thereunder, to the extent that those warranties, rights and remedies are assignable, Lessee's obligations to Lessor under this Lease are absolute, unconditional and non-cancelable with no right of offset, counterclaim or defense against Lessor or any assignee.
10.   INDEMNIFICATION. Lessee agrees to defend, indemnify and hold harmless Lessor from and against any and all loss or damages to the Equipment and from all claims, losses, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) related to and/or arising from the purchase, rental, ownership, use, possession, leasing, operation, control, maintenance or sale of the Equipment or any breach of any representation or warranty contained in this Lease. This section shall inure to the benefit of any successor or assign of Lessor and shall survive termination of this Lease.
11.   DEFAULT. Time is of the essence in this Lease, and Lessor may declare this Lease to be in default and terminated upon the occurrence of any of the following events: (a) Lessee's failure to pay when due the full amount of any payment required hereunder or under any other lease (or under any loan or retail installment contract) with Lessor or any affiliate of Lessor, or Lessee's default. In the performance of any of the obligators or covenants hereunder or thereunder; or (b) the making of any false or misleading statement by Lessee prior to or in connection with this Lease; or (c) Lessee's death, dissolution, insolvency or other termination of existence; or (d) a significant change in the management, ownership or control of Lessee, without Lessor's consent; or (e) the merger, transfer, acquisition or consolidation by Lessee with any other entity, without Lessor's consent; or (f) Lessee's becoming the subject of a petition in bankruptcy, either voluntarily or involuntarily, or making an assignment for the benefit of creditors, or being named or subjected to a suit for the appointment of a receiver; or (g) seizure of or levy upon the Equipment by reason of any legal or governmental process; or (h) any bankruptcy, insolvency, termination or default of any guarantor of Lessee; or (i) if any guaranty supporting Lessee's obligations hereunder shall fail to remain in full force and effect.
12.   LESSOR'S REMEDIES. Upon Lessee's default, Lessee shall be liable for, and shall pay Lessor upon demand, the sum of the following as liquidated damages: (1) any Lease payments or other amounts due and owing as of the dale of default; plus (2) the balance of the Lease payments Lessee would have paid had the Lease gone to full term (less a deduction for the time value of such payments computed in accordance with the simple interest method); plus (3) the Residual Value as set forth in the Schedule(s) (less a deduction for the time value of such payments computed in accordance with the simple interest method); plus (4) an amount equal to one monthly Lease payment; plus (5) any and all commissions, fees or other amounts paid by Lessor as consideration for the assignment of this Lease (collectively, the "Default Liability"). In the event of Lessee's default, Lessee agrees to surrender the Equipment to Lessor at such location as Lessor may designate, and agrees that Lessor may lake possession of the Equipment wherever the same may be found, whether on Lessee's premises or elsewhere, in accordance with applicable law. Lessee further agrees that any and all rights or interests Lessee may have in the Equipment shall be extinguished upon Lessee's default. If Lessor obtains possession of the Equipment following Lessee's default, Lessor shall dispose of the Equipment by public or private sale in the wholesale or retail market, and such disposition may be with or without notice to Lessee. Lessor may advertise and sell repossessed Equipment through www.usedtruckinventory.com or other internet websites through which equipment or motor vehicles similar to the Equipment is sold and such disposition shall be deemed in conformity with reasonable commercial practice among dealers of the type of property that was the subject of the disposition. Following any such sale, Lessor shall deduct from the Default Liability the amount of any proceeds obtained upon disposition of the Equipment, less any costs or expenses incurred by Lessor in connection with the repossession, storage, restoration and/or disposition of the Equipment. Lessor may assess, and Lessee will be liable for, interest on the total amounts Lessee may owe to Lessor from time to time by reason of Lessee's default at the rate of eighteen percent (18%) per annum, unless a lower rate is required by applicable law, in which case that rate shall apply, both before and after judgment. Lessee understands and agrees that the remedies provided under this Lease in favor of Lessor upon default shall not be exclusive, but shall be cumulative and in addition to any other remedies available to Lessor, whether existing in law, equity or bankruptcy. Further, upon any event of default, Lessee authorizes Lessor to notify anyone using the Equipment to pay Lessor directly for any of Lessee's obligations.
13.   END OF LEASE TERMINATION LIABILITY. Upon the expiration of this Lease, Lessee shall, at Lessee's expense, assemble and return the Equipment unencumbered at Lessor's place of business, or at such other place as Lessor specifies, in the same condition, appearance and functional order as received, reasonable and ordinary wear and tear excepted. Upon the return of the Equipment, Lessor will sell the Equipment at a public (including, but not limited through www.usedtruckinventory.com or other internet website through which equipment or motor vehicles similar to Equipment is sold) or private sale with or without notice to Lessee. If the amount received from the sale (less sales tax payable, reasonable sales commissions and restoration and storage costs, if any) exceeds the Residual Value of the Equipment as set forth in the Schedule(s), the amount of such surplus shall be paid to Lessee. If the amount received from the sale (less sales tax payable, reasonable sales commissions and restoration and storage costs, if any) is less than the Residual Value of the Equipment as set forth in the Schedule(s), Lessee shall be liable for, and shall pay upon demand, the amount of such deficiency to Lessor. Lessee acknowledges that the potential benefit or liability herein contemplated is not intended to create any equity interest in the Equipment for Lessee, but rather are designed as incentives for Lessee to properly maintain the Equipment as required by this Lease. If Lessee fails to return the Equipment on or before the last day of the Lease term, Lessee shall be obligated to pay, as holdover lease payments, an amount equal to two times the monthly payment for each month (or portion thereof) that the Lessee fails to return the Equipment. For example, if the monthly payment prior to the expiration of the lease was $200 per month, the holdover monthly lease payment shall be $400 per month. Notwithstanding the foregoing, receipt of the monthly holdover payment shall not constitute consent or permission by Lessor to retain possession of the Equipment.

14.   PURCHASE OPTION. If Lessee is not in default of its obligations to Lessor hereunder or under any other agreement with Lessor, Lessee has the option to purchase the Equipment at any lime. The purchase price for the Equipment prior to expiration of the Lease term is the following: (1) any Lease payments or other amounts due and owing as of the date Lessee exercises its purchase option; plus (2) the balance of the Lease payments Lessee would have made had the Lease gone to full term (less a deduction for the time value of such payments computed in accordance with the simple interest method); plus (3) the Residual Value as set forth in the Schedule(s) (less a deduction for the time value of such payments computed in accordance with the simple interest method); plus (4) an amount equal to one monthly Lease payment; plus (5) any and all commissions, fees or other amounts paid by Lessor as consideration for assignment to this Lease; plus (6) any official fees and taxes assessed in connection with the purchase. The purchase price for the Equipment upon expiration of the Lease term is the amount described in the preceding sentence less items (4) and (5) and the Residual Value will not be present valued. If Lessee wishes to exercise this purchase option, Lessee agrees to provide to Lessor sixty (60) days prior written notice of its intent to purchase the Equipment, Lessee expressly understands that Lessee shall have absolutely no equity or other ownership rights in the Equipment unless and until Lessee purchases the Equipment as provided herein.
15.   OWNERSHIP/TITLE/LIENS. Lessor and Lessee intend for this agreement to be a true lease; consequently; ownership of and title to all Equipment shall be and remain in Lessor, notwithstanding possession and use thereof by Lessee. Lessee has not acquired, and will not acquire by its acceptance of this Lease, any proprietary rights or interest in the Equipment. Lessee acknowledges that unless and until Lessee purchases the Equipment in accordance with the Lease, Lessee's interest shall be that of lessee and not owner, Lessee shall keep the Equipment free from all liens and encumbrances during the term of this Lease.
16.   ASSIGNMENT. This Lease shall be binding upon and inure to the benefit of any permitted successors and assigns of Lessor and Lessee. All right, title and interest in and to this Lease, any Schedules and the Equipment may be assigned at any lime by Assignee or any subsequent assignee without Lessee's consent. Upon notice of any assignment by Lessor, Lessee shall make all payments coming due hereunder without offset, counterclaim or defense of any kind. It is expressly understood that any reference in this Lease to "Lessor" shall be construed to mean Lessor, Assignee or any subsequent assignee, and their successors. Lessee's interest hereunder shall not inure to the benefit of any trustee, receiver, creditor or successor of Lessee or its property, whether or not in bankruptcy, or whether by operation of law or otherwise.
17.   POWER OF ATTORNEY. To the extent permitted by law, Lessee hereby appoints Lessor as Lessee's attorney-in-fact, Lessee's grant of this power of attorney is coupled with an interest and is irrevocable until all obligations Lessee owes under this Lease are paid in full. As Lessee's attorney-in-fact, Lessor can; (a) sign on Lessee's behalf all Certificates of Ownership, Registration cards, applications, affidavits or any other documents required to register and properly perfect Lessor's security interest in the Equipment; (b) transfer Lessee's entire interest in the Equipment as part of a repossession and sale; and (c) act on Lessee's behalf in insurance matters relating to the Equipment, including, but not limited to, the power to endorse insurance proceeds checks or drafts on Lessee's behalf and cancel any credit life, credit disability, guaranteed automotive protection coverage, extended warranty or other optional insurance financed under this Lease and apply the refunded premium or cost to Lessee's outstanding balance.
18.   ADDITIONAL SECURITY.   To further secure the performance of Lessee's obligations to Lessor, hereunder or otherwise, Lessee hereby grants to Lessor a first security interest in (a) each and every vehicle leased by Lessee from Lessor or an affiliate of Lessor ("Leased Vehicles'') (Lessees interest in said equipment being assigned to the full extent of Lessee's interest therein); and (b) each and every vehicle purchased by Lessee and financed by Lessor or an affiliate of Lessor ("Financed Vehicles"); and (c) all accessions, replacements and additions to the Leased Vehicles and Financed Vehicles, and in all leases, lease payments, rentals, chattel paper and rights relating to the Leased Vehicles and Financed Vehicles, and in all proceeds derived from the Leased Vehicles and Financed Vehicles, including insurance proceeds and refunds of insurance premiums; and (d) any additional equipment or inventory described in an exhibit or schedule attached hereto or to any Lease Schedule. If Lessor permits Lessee to allow others to use or lease the Equipment, Lessee agrees to stamp any agreement between Lessee and Lessee's lessee with language approved by Lessor and to provide and update Lessor with all current contact information of any user or lessee.
19.   GOVERNING LAW; JURISDICTION. This Lease shall be deemed to have been made in the state named in Lessor's address above, and shall be interpreted, and the rights and liabilities of the parties determined, by the laws and courts of that state, to the exclusion of the courts of any other state or country; provided, however, that Lessor shall have the right, but not the obligation, to litigate in any state or country in which Lessee, the Equipment, or any of Lessees or any guarantor's assets are located. LESSEE WAIVES ANY AND ALL RIGHT TO A JURY TRIAL REGARDING ANY DISPUTE ARISING HEREUNDER.
20.   AUTHORIZATION TO SHARE INFORMATION. Lessor may collect non-public information from Lessee and any guarantor which may consist of information on credit applications or other forms, information regarding transactions with Lessor, affiliates or others and information that Lessor receives from consumer or credit reporting agencies and other outside sources during the time period that a line of credit is in effect or that any balance is due to Lessor under any lease or loan agreement ("Information"). Lessee and guarantors agree that Lessor may disclose any of the Information to affiliates, assignees or agents of Lessor.
21.   SEVERABILITY. If any of the provisions of this Lease are prohibited by or held invalid under applicable laws or regulations of any jurisdiction in which this Lease is sought to be enforced, then that provision shall be considered inapplicable and omitted but shall not invalidate the remaining provisions.
22.   COSTS AND ATTORNEY'S FEES. If Lessor employs an agent or other party for purposes of collection or repossession, or refers this Lease to an attorney for purposes of collection, repossession or enforcement of Lessor's interests herein, Lessee agrees to reimburse Lessor upon Lessor's demand for all of Lessor's repossession costs, attorney's fess and expenses to the extent permitted by applicable state law.
23.   ENTIRE AGREEMENT; WAIVER. This Lease and the Schedule(s) referred to herein constitute the entire agreement of the parties hereto. No waiver or modification of this lease or any Schedule shall be effective unless in writing and signed by both parties. No waiver by Lessor of any obligation of Lessee under this Lease shall be deemed a waiver of Lessor's right to subsequent or other full and timely performance.
24.   NOTICES. All notices and payments shall be mailed to the respective parties at the addresses set forth above or such other address as a party may provide to the other party in writing.
25.   LIKE-KIND EXCHANGE, As part of a like-kind exchange program, Assignee has engaged MBF Account Services LLC as a qualified intermediary. The originating Dealer/Lessor is hereby notified that the Assignee has assigned to MBF Account Services LLC its rights (but not its obligations) for the purchase of the Equipment described in any Leases. In the event the Lessee or originating Dealer/Lessor purchases any Equipment, such purchaser is hereby notified that the Assignee has engaged MBF Account Services LLC as a qualified intermediary and has assigned to MBF Account Services LLC its rights (but not its obligations) for the sale of Equipment described in such Leases.
26.   HEADINGS. Headings at the beginning of each section are solely for the convenience of the parties and shall not be considered when interpreting this Lease.
27.   COLLATERAL AGENT. Daimler Trust grants a security interest in the Equipment to Daimler Title Co., as collateral agent pursuant to the Collateral Agency Agreement dated as of ___________________.

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